                                                                  Exhibit No. 15


Armstrong World Industries, Inc.
Lancaster, Pennsylvania

Ladies and Gentlemen:

  RE: Registration Statement Nos. 33-74501; 33-91890; 33-18996; 33-29768; 33-
      18997; 33-65768; 333-74633; 333-79093.

With respect to the subject Registration Statements, we acknowledge our awareness of the incorporation by reference therein of our report dated April 28, 2000, related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

KPMG LLP

Philadelphia, Pennsylvania
May 12, 2000

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